Exhibit 5.1

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

December 19, 2008

ARI Network Services, Inc.

11425 West Lake Park Drive, Suite 900

Milwaukee, Wisconsin  53224-3025

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on
Form S-8 to be filed with the Securities and Exchange Commission on or about December 19, 2008 (the “Registration Statement”) relating to the issuance by ARI Network Services, Inc. (the “Company”) of up to 500,000 additional shares of Company common stock, par value $.001 per share (the “Shares”), under the Company’s 2000 Stock Option Plan (the “Plan”) in the manner set forth in the Plan.

We have examined:  (a) the Registration Statement, (b) the Company’s Restated Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated in the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS